Exhibit 16.1

December 28, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated December 28, 2004, of Bancinsurance Corporation and are in agreement with the statements contained in the second, third, fourth and fifth paragraph and the first two sentences of the first paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Columbus, Ohio